SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549
                   _________________________________

                                FORM 8-K

                             Current Report
                 Pursuant to Section 13 or 15(d) of the
                     Securities Exchange Act of 1934


    Date of Report (Date of earliest event reported):  April 13, 2004


                          BUY IT CHEAP.COM, INC.
        ------------------------------------------------------
        (Exact name of Registrant as Specified in its Charter)


        Delaware                0-13337                22-2497491
  ---------------------------------------------------------------------
  (State of Incorporation)  (Commission File     (IRS Employer
                             Number)              Identification No.)


                1800 Bloomsbury Avenue, Ocean NJ 07712
               ----------------------------------------
               (Address of principal executive offices)

                            (732) 922-3355
                     -----------------------------
                     Registrant's Telephone Number


Item 5         Entry into a Material Acquisition Agreement

     On April 13, 2004 the Registrant entered into a Share Exchange Agreement with the shareholders of Cashtech Investment Limited, a British Virgin Island corporation. Details of the arrangement are contained in the press release dated April 16, 2004 filed as an exhibit to this report.


                                 EXHIBITS

99.   Press release dated April 16, 2004.


                                SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                BUY IT CHEAP.COM, INC.


Dated: April 16, 2004    By:   /s/Stephen E. Roman
                               -----------------------------
                               Stephen E. Roman
                               Chief Financial Officer

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                               EXHIBIT 99

FOR IMMEDIATE RELEASE

     FOR THE COMPANY:

     Stephen E. Roman, Chief Financial Officer
     (732) 922-3355

     Buy It Cheap.com, Inc. Agrees to Acquire Interest in Chinese Polymer Lithium-Ion Battery Manufacturer

Ocean, New Jersey   April 16, 2004   Buy It Cheap.com, Inc. (OTC
Bulletin Board: BYCC) announced that it has entered into a Share Exchange Agreement with the shareholders of Cashtech Investment Limited, a British Virgin Islands corporation. Cashtech Investment Limited is a holding company which owns 70% of the outstanding capital stock of Harbin Zhongqiang Power-Tech Co., Inc., a China limited liability company ("ZQ Power-Tech").

ZQ Power-Tech owns a factory near Harbin, China where it designs and manufactures rechargeable polymer lithium-ion batteries. ZQ Power-Tech's batteries are used in consumer products such portable computers, personal digital assistants and cellular telephones. ZQ Power-Tech also manufactures larger batteries for use in motor scooters as well as encased batteries for miners' lamps. ZQ Power-Tech was founded in August 2002 and had only nominal sales during 2003. Currently, however, ZQ Power-Tech has a backlog of orders for delivery in 2004 exceeding U.S. $4.5 million.

Closing of the acquisition is expected to take place in May, after filings with the Securities and Exchange Commission and the State of Delaware are made, an information statement is mailed to the shareholders of Buy It Cheap.com, and the parties complete their due diligence. At the closing Buy It Cheap.com will acquire all of the outstanding capital stock of Cashtech Investment Limited, and will issue Buy It Cheap.com common stock and preferred stock that will give the current owners of Cashtech Investment Limited ownership of 91% of the equity in Buy It Cheap.com, Inc.

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